Exhibit 99.1

New York Mortgage Trust Announces Filing of Shelf Registration Statement

NEW YORK, Oct. 23 /PRNewswire-FirstCall/ -- New York Mortgage Trust, Inc. (the "Company") (Nasdaq: NYMT) today announced that it has filed a shelf registration statement or Form S-3 with the Securities and Exchange Commission ("SEC").

Upon being declared effective by the SEC, the shelf registration statement will allow the Company, subject to certain transaction requirements, to raise up to an aggregate of $50 million through the sale of common stock, through one or more offerings from time to time in the future, including offerings that may be deemed "at the market" offerings. In accordance with the transaction requirements of Form S-3, until such time as the aggregate market value of the Company's common stock held by non-affiliates (the "Company's Public Float") exceeds $75 million, the Company will be limited to issuing shares from the shelf registration statement during a rolling period of 12 calendar months with an aggregate market value that does not exceed one-third of the Company's Public Float.  Pursuant to the shelf registration statement filed with the SEC, the net proceeds from the sale of any shares to be registered thereunder will be used to finance the acquisition of Agency RMBS, non-Agency RMBS and other alternative assets, subject to maintaining the Company's REIT qualification and its exemption under the Investment Company Act of 1940, as amended, as well as for other general corporate purposes described in the shelf registration statement.

The shelf registration statement has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the shelf registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of the common stock covered under the shelf registration statement will be made solely by means of a prospectus and an accompanying prospectus supplement relating to that offering. This press release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

This press release contains "forward-looking statements" within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control. Such risks and uncertainties include, but are not limited to, the Company's ability to obtain effectiveness of the shelf registration statement. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) that invests primarily in real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency") and high credit quality residential adjustable rate mortgage ("ARM") loans, and to a lesser extent, in certain alternative real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

CONTACT:  Steven R. Mumma, CEO, President, Chief Financial Officer of New York Mortgage Trust, Inc., +1-212-792-0107, smumma@nymtrust.com; or Joe Calabrese (General), +1-212-827-3772 or Scott Eckstein (Analysts), +1-212-827-3776, both of Financial Relations Board